As Filed with the Securities and Exchange Commission on June 10, 2009

Registration No. 333-130867

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact Name of Registrant as Specified in Its Charter)

ALBERTA, CANADA	001-32714	98-0570897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 1080

HOUSTON, TEXAS 77010

(Address of principal executive offices)

(713) 739-1800

(Registrant’s telephone number, including area code)

GASTAR EXPLORATION LTD

STOCK OPTION PLAN DATED JULY 5, 2002,

AS AMENDED FEBRUARY 14, 2004

J. Russell Porter, Chairman, Chief Executive Officer and President

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080, Houston, Texas 77010

(713) 739-1800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

T. Mark Kelly

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

713-758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company.)	Smaller reporting company ☐

EXPLANATORY NOTE – DEREGISTRATION & TRANSFER OF SHARES

Gastar Exploration Ltd. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (“Amendment No. 1”) to deregister certain securities originally registered by the Registrant pursuant to its Form S-8 Registration Statement bearing Registration No. 333-130867 (the “2002 Plan Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) with respect to shares of the Registrant’s common stock (“Shares”), to be offered and sold pursuant to the Registrant’s 2002 Stock Option Plan dated July 5, 2002, as amended February 14, 2004 (the “2002 Plan”). A total of 25,000,000 Shares were registered for issuance under the 2002 Plan pursuant to the 2002 Plan Registration Statement. The 2002 Plan provides for the grant of stock options to directors, officers, employees and consultants of the Registrant and its subsidiaries. As of April 1, 2009, stock option grants covering the issuance of 10,660,250 Shares were outstanding under the 2002 Plan and 5,892,800 Shares were available for issuance pursuant to future grants under the 2002 Plan.

On June 4, 2009, the Registrant’s shareholders approved an amendment to the Registrant’s 2006 Long-Term Stock Incentive Plan (the “2006 Incentive Plan”) that, effective as of April 1, 2009, merged the 2002 Plan into the 2006 Incentive Plan resulting in the cessation of the existence of the 2002 Plan. According to the terms of the amended 2006 Incentive Plan, all Shares previously reserved and available for issuance under the 2002 Plan, including any Shares subject to outstanding stock option awards previously granted under the 2002 Plan prior to the effective date of its merger into the 2006 Incentive Plan, are transferred to and reserved for issuance under the 2006 Incentive Plan so that all outstanding equity awards and all future equity awards under the 2002 Plan will be made under the 2006 Incentive Plan. Therefore, the Registrant hereby removes from registration all securities of the Company registered pursuant to this 2002 Plan Registration Statement that remain unsold, including the 16,553,050 Shares available for issuance pursuant to awards under the 2002 Plan (which includes those Shares subject to awards outstanding under the 2002 Plan).

This Amendment No. 1 is filed in accordance with the principles set forth in Interpretation 79 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997).

Contemporaneously with the filing of this Amendment No. 1, the Registrant is filing a new Registration Statement on Form S-8 in accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, to (i) move the common shares from the 2002 Plan to the 2006 Incentive Plan pursuant to the newly filed S-8 relating to the 2006 Incentive Plan, as amended, and (ii) carry over from the 2002 Plan Registration Statement the registration fees paid for the shares being registered under the newly filed S-8 relating to the 2006 Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Gastar Exploration Ltd. certifies that it has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 10, 2009.

GASTAR EXPLORATION LTD. (Registrant)

By:	/s/ J. Russell Porter
J. Russell Porter Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on June 10, 2009.

Signature	Title	Date

/S/ J. RUSSELL PORTER	Chairman of the Board, Chief Executive Officer and President, (Principal Executive Officer)	June 10, 2009

/S/ MICHAEL A. GERLICH	Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 10, 2009

* John M. Selser Sr.	Director	June 10, 2009

* Robert D. Penner	Director	June 10, 2009

/S/ JOHN R. ROONEY	Director	June 10, 2009

* BY: /S/ MICHAEL A. GERLICH Michael A. Gerlich Attorney-in-fact